Exhibit 99
ProCentury Corporation Reports First Quarter 2007 Results
COLUMBUS, Ohio, May 2, 2007 — ProCentury Corporation (Nasdaq: PROS), a specialty property and casualty insurance holding company, reported net income for the quarter ended March 31, 2007, of $5.4 million, or $0.40 per diluted share compared to net income of $4.6 million, or $0.35 per diluted share for the first quarter of 2006.
The Company’s results for the first quarter of 2007 include:
•	An increase of 16.9% in net income for the first quarter of 2007 compared to the same period of 2006.
•	An increase in earned premiums of 11.0% for the first quarter of 2007 compared to the first quarter of 2006.
•	An increase of 0.7% in gross premiums written for the first quarter of 2007 compared to the first quarter of 2006.
•	A combined ratio of 94.6% compared to a combined ratio of 95.0% for the first quarter of 2006.
•	Book value per share of $11.02.
Edward Feighan, ProCentury’s Chief Executive Officer said, “We are pleased with our net income growth and we continue to have opportunities for new products and lines of business. Our ocean marine offering is gaining traction and we are excited about our prospects in the environmental contractor and consultant market. The modest premium growth in the first quarter is due primarily to actions we took late last year to tighten up our underwriting criteria on an underperforming program and also to the heightened level of competition we are experiencing in some of our markets.”
Financial Results for the First Quarter 2007
For the quarter ended March 31, 2007, ProCentury’s net income increased by 16.9% to $5.4 million or $0.40 per diluted share, compared to net income of $4.6 million or $0.35 per diluted share for the same period in 2006.
The combined ratio for the first quarter of 2007 was 94.6% compared to 95.0% for the first quarter of 2006. The loss ratio for the first quarter of 2007 was 62.3% and the expense ratio was 32.3%. This compares to a loss ratio of 62.1% and expense ratio of 32.9% for the first quarter of 2006.
Gross premiums written for the first quarter of 2007 increased by 0.7% to $58.5 million compared to $58.0 million for the same period in 2006. Premiums earned were $54.4 million for the period ended March 31, 2007, an increase of 11.0% compared to the same period last year. Investment income for the first quarter of 2007 increased by 22.8% to $5.4 million compared to $4.4 million in the first quarter of 2006.
Other First Quarter 2007 ProCentury News
•	On March 21, 2007, A.M. Best reaffirmed the A- (Excellent) rating of the Company’s primary subsidiary, Century Surety Company with a stable outlook.
•	Century Surety Company announced that it will offer a new product for environmental contractors and consultants.
•	On April 18, 2007, ProCentury paid a dividend of $0.04 per share to shareholders of record as of March 27, 2007.

First Quarter 2007 Conference Call Information
ProCentury’s 2007 first quarter results will be discussed by management in more detail on Thursday, May 3, 2007 at 10:00 a.m. EDT.
To listen to the call, please dial 1-877-407-0782, approximately five minutes prior to the start of the call. Additionally, the conference call will be broadcast live over the Internet and can be accessed by all interested parties on the Company’s website at http://www.procentury.com. For those who cannot listen to the live conference call, a replay will be available from approximately 1:00 p.m. EDT on May 3, 2007 until midnight on May 10, 2007. The access number for the replay is 1-877-660-1687 and the Conference ID code is 293176. The replay will also be accessible through the Company’s website at http://www.procentury.com.
About ProCentury Corporation
ProCentury Corporation (Nasdaq: PROS) is a specialty property and casualty insurance holding company. Its subsidiary, Century Surety Company, underwrites property and casualty insurance for small- and mid-sized businesses. Century Surety Company primarily writes excess and surplus lines insurance and markets its products through a select network of general agents.
NOTE ON FORWARD-LOOKING STATEMENTS
Statements in this press release that are not historical statements are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are derived from information that we currently have and assumptions that we make and may be identified by words such as “believes,” “anticipates,” “expects,” “plans,” “should,” “estimates” and similar expressions. Our forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those stated or implied in our forward-looking statements, including but not limited to: 1) risks inherent in establishing loss and loss adjustment expense reserves; 2) uncertainties related to the ratings of our insurance subsidiary; 3) uncertainties related to governmental and regulatory policies; 4) uncertainties relating to the cyclical nature of our business; 5) changes in our relationships with, and the capacity of, our general agents; and 6) the risk that our reinsurers may not be able to fulfill their obligations to us; and 7) the continued functionality of our online services. You are cautioned not to place undue reliance on forward-looking statements, which are made only as of the date of this press release. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For additional disclosure regarding potential risks, please refer to documents we file with the Securities and Exchange Commission.

PROCENTURY CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)
(dollars in thousands, except per share data)

	Quarter Ended	Quarter Ended
	March 31, 2007	March 31, 2006
Gross premiums written	$58,455	58,029
Net premiums written	$50,060	50,432

Premiums earned	$54,388	49,002
Net investment income	5,433	4,426
Net realized investment gains (losses)	(201)	21
Other income	123	134

Total revenues	59,743	53,583

Losses and loss expenses	33,877	30,439
Amortization of deferred policy acquisition costs	13,699	12,066
Other operating expenses	3,851	4,057
Interest expense	686	543

Total expenses	52,113	47,105

Income before income taxes	7,630	6,478
Income tax expense	2,251	1,878

Net income	$5,379	4,600

Basic income per share	$0.41	0.35
Diluted income per share	$0.40	0.35

Weighted average of shares outstanding — basic	13,227,427	13,100,705

Weighted average of shares outstanding — diluted	13,421,607	13,200,571

Loss and loss expense ratio	62.3%	62.1%
Expense ratio	32.3	32.9%

Combined ratio	94.6%	95.0%

PROCENTURY CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)
(dollars in thousands, except per share data)

Assets	March 31, 2007	December 31, 2006

Investments	$439,419	428,102
Cash	9,764	7,960
Premiums in course of collection, net	36,017	37,428
Deferred policy acquisition costs	25,996	26,915
Prepaid reinsurance premiums	14,457	14,051
Reinsurance recoverable on paid and unpaid losses, net	42,233	43,628
Other assets	23,492	20,964

Total assets	$591,378	579,048

Liabilities and Shareholders’ Equity
Loss and loss expense reserves	$260,181	250,672
Unearned premiums	123,698	127,620
Long term debt	25,000	25,000
Other liabilities	35,251	33,368

Total liabilities	444,130	436,660

Shareholders’ equity:
Capital stock, without par value	—	—
Additional paid-in capital	102,370	100,954
Retained earnings	48,675	43,830
Accumulated other comprehensive loss, net of tax expense	(3,797)	(2,396)

Total shareholders’ equity	147,248	142,388

Total liabilities and shareholders’ equity	$591,378	579,048

Book value per share	$11.02	10.75

Number of common shares outstanding	13,358,867	13,248,323

          Source: ProCentury Corporation
          Contact: Jeff Racz, 614-823-6302